FOX STRATEGIC HOUSING INCOME PARTNERS
                         55 Beattie Place, P.O. Box 2347
                        Greenville, South Carolina 29602
                                 (877) 460-2557


                                        April 30, 1999


Dear Limited Partner:

     Encloses is the Schedule 14D-9 which was filed by the Partnership with the Securities and Exchange Commission in connection with the offer by AIMCO Properties, L.P. (the "Purchaser") to purchase limited partnership interests in the Partnership (the "Unit").

     The corporate general partner of the Partnership is affiliated with the Purchaser. Accordingly, the Partnership is making no recommendation and is remaining neutral as to whether limited partners should tender their Units pursuant to the Purchaser's offer.

     Limited Partners are advised to carefully read the enclosed Schedule 14D-9. If you have any questions or would like further information about possible other opportunities to sell your Units, please contact Corporate Investor Communications at (877) 460-2557.

                                        Sincerely,

                                        FOX STRATEGIC HOUSING INCOME PARTNERS